INTERDIGITAL
DESIGNATED EMPLOYEE INCENTIVE SEPARATION PAY PLAN AND SUMMARY PLAN DESCRIPTION

Section 1.	INTRODUCTION

This Plan and Summary Plan Description (“SPD”) is provided to employees who may be eligible for benefits under the InterDigital, Inc. Designated Employee Incentive Separation Pay Plan (the “Plan”).
This Plan and SPD neither constitute an employment contract nor a contract by the Company to extend a severance benefits to any of its employees.

Section 2.	DEFINITIONS

As hereinafter used:
2.1    Affiliate” shall mean an entity directly or indirectly controlled by, controlling or under Common Control of the Company.

2.2     “Benefits Committee” means a committee composed of the Chief Administrative Officer, General Counsel and the Chief Financial Officer of InterDigital, Inc. Any two (2) such persons shall constitute a quorum.

2.3    “Company” or “Employer” means InterDigital, Inc., and any of its related or affiliated companies, including, but not limited to InterDigital Communications, LLC.

2.4    “Designated Employee” means: (a) any Employee who as of December 31, 2012 would have 5 or more Years of Service and whose age plus Years of Service would total 60 or more; or (b) any employee specifically designated a “Designated Employee” in writing by the Chief Executive Officer, in his absolute discretion. Notwithstanding anything herein to the contrary, the Chief Executive Officer is not and shall not be a Designated Employee.

2.5    The “Effective Date” of the Plan is September 20, 2012.

2.6    An “Employee” means a person who on the Effective Date is employed by the Company on a regular and continuing basis and continues employment until his or her Retirement Date, specifically excluding any persons who: (a) were hired for a specific limited period of time or on a sporadic or intermittent basis for periods of varying duration; (b) are employed on a temporary or seasonal/casual basis; or (c) have been absent from work for any reason, including but not limited to taking a leave of any kind, for twelve (12) consecutive months or more, as of his or her Retirement Date.

2.7    “Incentive Separation Pay” is a payment made to an eligible Designated Employee pursuant to Section 4.1 hereof.

2.8    “Pay” means the base salary of an eligible Employee at his or her stated weekly, monthly or annual rate as of the Effective Date. “Pay” does not include overtime pay, bonuses of any kind, incentive pay, deferred compensation or any other remuneration. A “Week of Pay” shall be calculated in accordance with the Company's regular payroll practices and procedures.

2.9    The “Plan” means the InterDigital Designated Employee Incentive Separation Pay Plan as set forth herein.

2.10    “Plan Year” means from September 20, 2012 through September 19, 2013.

2.11    “Retirement Date” means the date upon which the Designated Employee's employment with the Company ceases, which shall be October 26, 2012 or December 15, 2012, unless the Designated Employee is required in writing by the Chief Executive Officer or the Chief Administrative Officer to continue employment for a longer period of time, which shall not extend beyond April 30, 2013, provided in either case that Designated Employee is not terminated for cause. An email from the Chief Administrative Officer or Chief Executive Officer to the Designated Employee may constitute writing for purposes of this section.

2.12    The “Program” means “Voluntary Early Retirement Program for Designated Employees” as attached as Exhibit A.

2.13    “Year(s) of Service” of an Employee means the Employee's years of continuous employment with the Company through December 31, 2012, rounded to the nearest whole number. In calculating an Employee's Years of Service, the Employee shall be credited with one Year of Service for the period beginning on the Employee's date of hire with the Company and ending on the anniversary of such date. The Employee shall be credited with one additional Year of Service on each anniversary thereafter. In addition, for an additional six (6) months of service, an additional Year of Service shall be provided. For example, one year and three months of service is calculated as one Year of Service; one year and six months of service is calculated as two Years of Service.

Section 3.ELIGIBILITY

3.1    A Designated Employee shall be eligible to receive Incentive Separation Pay under this Plan if and only if all of the following conditions are met (and the Employee is not disqualified from eligibility pursuant to Section 3.2) as determined in the sole discretion of the Benefits Committee:

(a)The Designated Employee is an Employee of the Company on the Effective Date of the Plan;

(b)The Designated Employee resigns from employment with the Company in accordance with the Program, which is incorporated herein by this reference, and is classified as “Accepted” in the sole discretion of the Company, as well as "Voluntarily Retired" pursuant thereto;

(c)The Designated Employee does not receive and is not entitled or eligible to receive separation pay or any payment from the Company in connection with the cessation of his or her employment with the Company other than pursuant to this Plan, including by virtue of having waived the right to any such payment pursuant to (f) below;

(d)The Designated Employee does not receive and is not entitled or eligible to receive any payment pursuant to any agreement between the Designated Employee and the Company, in connection with the cessation of his or her employment, including by virtue of having waived the right to any such payment pursuant to 3.1(f) below. For example, any Designated Employee with an employment agreement must waive the right under the agreement to receive separation pay or any payment in connection with the cessation of his or her employment to be eligible to receive Incentive Separation Pay;

(e)The Designated Employee has returned all Company property, including but not limited to all confidential and/or proprietary information (including any confidential information as defined by any Nondisclosure and Assignment of Ideas Agreement executed by the Employee at the commencement of employment, as amended from time to time), keys, documents, correspondence, access cards, computer equipment, computer tapes and diskettes, manuals, engineering notebooks, customer information, and other property and information obtained as a result of or in connection with his or her employment with the Company. In addition, the Designated Employee must submit all travel, expense and other such reports, and has paid to the Company any amounts that are due from Employee;

(f)The Designated Employee duly executes and provides to the Company within the time period specified by the Company, but no sooner than his or her Retirement Date, a Separation Agreement, which includes a General Release in form and substance satisfactory to the Company in its sole discretion, and the Designated Employee does not revoke the agreement within the time permitted under the agreement, if a revocation period is included in the Company's sole discretion;

(g)The Designated Employee agrees to comply with the terms of the Employee Nondisclosure and Assignment of Ideas Agreement executed by the Employee at the commencement of employment, as amended from time to time; and

(h)The Designated Employee continues to report to work and to diligently perform his or her duties through his or her Retirement Date, whether such date is October 26, 2012, December 15, 2012, or some later date as required in writing by the Company's Chief Administrative Officer or Chief Executive Officer which shall not extend beyond April 30, 2013, and the Designated Employee is not terminated for cause.

3.2    A Designated Employee may not receive Separation Pay if any of the following disqualifying events occur at any time as determined in the sole discretion of the Benefits Committee under this Plan:

(a)    The Designated Employee is terminated for cause, as determined in the sole discretion of the Company, including but not limited to for failure to satisfactorily perform assigned duties, absenteeism or tardiness, insubordination, dishonesty, theft, fraud, misappropriation or misuse of Company property, disclosure of confidential or proprietary information to other persons, willful misconduct, harassment, breach of fiduciary duty, any unethical, inappropriate or illegal behavior or activity; or the failure to comply with the Company's rules, policies or procedures, which currently exist or are hereafter adopted;

(b)    The Company determines, in its sole discretion, that the Designated Employee, either prior to or subsequent to the cessation of employment, has (i) misappropriated or improperly used or disclosed confidential and/or proprietary information of the Company or (ii) failed to comply with any contractual obligation Employee had to the Company; and

(c)    The Company's Chief Administrative Officer does not classify the Designated Employee as either “Accepted” for any reason in the sole discretion of the Company, or “Voluntarily Retired” pursuant to the Program.

Section 4.SEPARATION BENEFIT AMOUNT

4.1    The Incentive Separation Pay to be paid to an eligible Designated Employee shall be calculated as follows:

(a)An amount equal to Fifty Two (52) Weeks of Pay at the base rate effective for the Designated Employee as of the Effective Date; and

(b)An amount equal to the monthly contribution that the Company pays on behalf of Designated Employee for health insurance coverage (medical and dental) in effect for the Designated Employee, as of the Effective Date, multiplied by twenty four (24). Such payment for health insurance coverage shall be “grossed-up” so that Designated Employee shall be left with an amount, net after all federal, state and local taxes, which is intended to approximate the amount Designated Employee would have received if no portion of this was subject to federal, state or local tax. Such “gross-up” amount shall be determined by the Company in its sole discretion.

4.2    If a Designated Employee due to sickness or injury receives workers compensation payments or disability payments from any Company-sponsored insurance policy or plan on or after the Employee's scheduled Retirement Date, which payments commence after the Effective Date, the Employee shall not receive any Incentive Separation Pay until the cessation of said payments. Once said payments cease, the amount of Incentive Separation Pay to which the Designated Employee is entitled shall be reduced by the amount of any such workers compensation or disability payments.

4.3    The separation benefit provided for by this Plan is the maximum benefit that the Company will pay for severance. To the extent that a Federal, state or local law might require the Company to make a payment to an Employee because of that Employee's involuntary termination (including involuntary termination without notice), the benefits payable under the Plan shall be reduced by the amount of such required payment.

4.4    The Company shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under Federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan.

Section 5.	DISTRIBUTION OF BENEFITS

5.1    Time and Form of Payment. The separation benefits due under Section 4.1(a)-(b) shall be paid in a single lump-sum payment, subject to deductions required by law, to a Designated Employee eligible to receive Incentive Separation Pay under Section 3, as provided below.

(a)    If the Designated Employee's Retirement Date is on or before October 31, 2012: Such lump sum payment shall be made as soon as practicable within sixty (60) calendar days following the Employee's Retirement Date; and
(b)    If the Designated Employee's Retirement Date is on or after November 1. 2012: Such lump sum payment shall be made as soon as practicable following the Employee's Retirement Date, but in no event prior to January 1, 2013 (and no later than March 15 of the year following the year in which the Retirement Date occurs).

5.2    Separation Pay shall be paid to the estate of any Employee who dies before the amount due hereunder is paid.

Section 6.PLAN ADMINISTRATION

6.1    The Plan shall be administered by the Benefits Committee which shall have complete authority to prescribe, amend and rescind rules and regulations relating to implementation of the Plan. The Benefits Committee may allocate and assign any of its responsibilities and duties for the operation and administration of the Plan to such other person(s) as it determines appropriate.

6.2    The determinations by the Benefits Committee on the matters referred to such Committee shall be conclusive. The Benefits Committee shall have full discretionary authority and the maximum discretion allowed by law, to administer, interpret and apply the terms of this Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due.

6.3    In the event of a claim by any person including but not limited to any Employee (the “Claimant”) as to whether he or she is entitled to any benefit under the Plan, the amount of any distribution, or its method and timing of payment, such Claimant shall present the reason for his or her claim in writing to the Benefits Committee. The claim must be filed within forty-five (45) days following the Employee's Retirement Date. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Benefits Committee via certified mail at the following address: InterDigital, Inc., 200 Bellevue Parkway, Wilmington, Delaware, 19809, Attn: Benefits Committee. The Benefits Committee shall ensure that all claim determinations are made in accordance with the terms of the Plan document, and, where appropriate, that Plan provisions are applied consistently with respect to similarly situated claimants.

The Benefits Committee shall, within ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Benefits Committee may elect to extend said period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90) day period. Such notification shall indicate the circumstances warranting the extension of time and the date by which the Benefits Committee expects to decide the claim. In no event shall a decision regarding a claim be made later than 180 days after the Benefits Committee receives the claim.
In the event the claim is wholly or partially denied, the Claimant shall receive written notification of the denial, which is written in a manner reasonably calculated to be understood by the Claimant, and includes the following information: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (d) the procedure by which the Claimant may appeal the denial of his or her claim; and (e) a statement of the Claimant's right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following a denial of the Claimant's appeal.
The Claimant may request a review of a claim denial by making application in writing to the Benefits Committee within sixty (60) days after receipt of such denial. Said application must be sent to the Benefits Committee via certified mail at the following address: InterDigital, Inc., 200 Bellevue Parkway, Wilmington, Delaware, 19809, Attn: Benefits Committee. The Claimant may submit written comments, documents, records, and other information in support of his or her claim or position. Upon written request to the Benefits Committee, the Claimant shall be provided, free of charge, access to and copies of, all documents, records, and other information relevant to the claim. The Benefits Committee, in its sole discretion, shall determine whether requested information is relevant to the claim, in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR Section 2560.5031-1 (the “Claims Procedure Regulations”).
Within sixty (60) days after receipt of a written appeal, the Benefits Committee shall decide the appeal and notify the Claimant of the final decision; provided that the Benefits Committee may elect to extend said period for an additional sixty (60) days if special circumstances so warrant and the Claimant is notified in writing prior to the expiration of the original sixty (60) day period. Such notification shall indicate the circumstances warranting the extension of time and the date by which the Benefits Committee expects to decide the claim. In no event shall a decision regarding an appeal be made later than one hundred and twenty (120) days after the Benefits Committee receives the appeal.
In the event the appeal is wholly or partially denied, the claimant shall receive written notification of the denial, which is written in a manner reasonably calculated to be understood by the Claimant, and includes the following information: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement that the Claimant has the right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (The Benefits Committee, in its sole discretion, shall determine whether requested information is relevant to the claim, in accordance with the Claims Procedure Regulations); and (d) a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

Section 7.	PLAN MODIFICATION OR TERMINATION

7.1    The Plan may be modified, amended or terminated at any time by the Compensation Committee of the Company or its designee, with or without notice. Any such modification, amendment or termination shall be effective at such date as the Compensation Committee or such authorized individual may determine.

7.2    Subject to Section 7.1, this Plan shall terminate at the close of the Plan Year.

7.3    All claims for benefits hereunder, even if raised after termination of the Plan, shall be determined pursuant to Section 6.3, and when acting pursuant thereto, the Benefits Committee shall retain the authority provided in Section 6.

7.4    This Plan supersedes any prior plans, policies or practices regarding incentive severance, separation or similar severance pay. Any and all such plans, policies or practices are terminated. This Plan does not supersede the InterDigital, Inc. Severance Pay Plan and Summary Plan Description, which provides severance pay in the event of certain involuntary terminations such as layoffs.

Section 8.GENERAL PROVISIONS

8.1    Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge him or her at any time, with or without cause.

8.2    If any of the positions on the Benefits Committee becomes vacant, the Chief Executive Officer of the Company may appoint such person or persons as he determines to carry out the responsibilities assigned to such position under this Plan.

8.3    Except as otherwise provided by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding adjudication of incompetency; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein.

8.4    The Plan is unfunded. All benefits payable under the Plan shall be paid out of the general assets of the Company and no officer, director or other employee of the Company shall have personal liability with respect to any of the obligations of the Company under the Plan.

8.5    The Plan shall be governed by and construed in accordance with ERISA, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania, without reference to conflicts of law principles.

8.6    The Plan is intended to constitute a “welfare plan” under ERISA, and any ambiguities in the Plan shall be construed to affect that intent.

Section 9.STATEMENT OF ERISA RIGHTS

As an employee who may be eligible for Separation Benefits under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Receive Information About Your Plan Benefits

Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents, and copies of all documents governing the Plan filed by the Plan with the U.S. Department of Labor and available in the Public Disclosure Room of the Pension Welfare Benefit Administration.
Obtain upon written request of the Plan Administrator, copies of all Plan documents, copies of documents governing the operation of the Plan, including copies of the updated summary plan description. The Plan Administrator may make reasonable charge for the copies.

•	Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or for exercising your rights under ERISA.

•	Enforce Your Rights

If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce your rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you win the suit, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

•	Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration (“PWBA”), U.S. Department of Labor listed in your telephone directory, or the Division of Technical Assistance and Inquiries, PWBA, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the PWBA's publications hotline.
NOTE: The Department of Labor has issued a number of administrative exemptions from certain reporting and disclosure requirements. Some of these exemptions may apply from time to time to the Plan. For example, many plans are exempted from preparing or filing annual reports and summary annual reports. To the extent that such exemptions pertain to the Plan, the foregoing statement of ERISA rights may be considered to be modified.

BASIC PLAN INFORMATION

Name of Plan:	InterDigital, Inc. Designated Employee Incentive Separation Pay Plan

Plan Number:	505

Plan Year:	September 20, 2012-September 19, 2013

Name and Address	InterDigital, Inc.

of Plan Sponsor:	200 Bellevue Parkway
Wilmington, DE 19809
Telephone: (302) 281-3600

Employer Identification

Number of Plan Sponsor:	23-1882087

Plan Type:	The Plan is an employee welfare benefit plan under section 3(1) of ERISA.

Plan Funding:	Plan benefits are funded through the Company's general assets.

Types of Administration:	The Plan is self-administered by the Company.

Service of	InterDigital, Inc.

Legal Process:	200 Bellevue Parkway
Wilmington, DE 19809
Telephone: (302) 281-3600
Service of legal process may also be made upon the Plan Administrator.

Name and Address of	Benefits Committee

Plan Administrator:	InterDigital, Inc.
200 Bellevue Parkway
Wilmington, DE 19809
Telephone: (302) 281-3600

Claims Administrator:	Benefits Committee
InterDigital, Inc.
200 Bellevue Parkway
Wilmington, DE 19809
Telephone: (302) 281-3600

Fiduciary	InterDigital, Inc. The fiduciary may serve in more than one fiduciary capacity.

EXHIBIT A
VOLUNTARY EARLY RETIREMENT PROGRAM
FOR DESIGNATED EMPLOYEES

I.	Purpose

Circumstances have arisen that have led management to determine that it would be in the Company's and its employees' best interests to achieve voluntary employee reductions. This Voluntary Early Retirement Program for Designated Employees ("Voluntary Early Retirement Program" or “Program”) has been developed to provide Designated Employees with incentives to resign voluntarily by furnishing separation pay and other benefits.

II.	Procedure

A.This Program applies to all Designated Employees (as defined in Section 2.4(a) of the Designated Employee Incentive Separation Pay Plan) who elect to resign from active employment with the Company at any time from September 27, 2012 through October 12, 2012 in accordance with the Voluntary Early Retirement Program. Other exclusions from participation in this Program are set forth in the Designated Employee Incentive Separation Pay Plan (“Incentive Separation Plan”). In order to receive benefits, employees must be eligible under both the Program and the Incentive Separation Plan.

B.Designated Employees may submit elections to resign voluntarily. A Designated Employee may resign voluntarily under this Program by submitting to the Chief Administrative Officer, between September 27, 2012 and October 12, 2012, a signed election form by which the Designated Employee agrees to resign voluntarily, in the form attached as Exhibit “I”. The form must be received by the close of business on October 12, 2012. Election forms will be made available by the Company and will be ineffective if altered or modified in any way. Once submitted, all elections to resign are irrevocable by the Designated Employee. However, if the election is not accepted by the Company on or before October 19, 2012, the election to resign shall not be effective.

C.The Company's Chief Administrative Officer will determine on or before October 19, 2012, whether each election form that has been submitted will be accepted by the Company.

1.The Company may refuse to accept an election form, in its sole discretion, based upon its determination of its business needs. For example, the Company may refuse to accept an election if the Company would replace (by transfer or new hire) the Designated Employee who wishes to resign, or because the Company believes that it would be in its best interest to retain the Designated Employee for any other reason.

2.Designated Employees who submit an election will be informed on or before October 19, 2012, whether their election has been accepted.

3.The Company's Chief Administrative Officer will accept election forms by signing them on the acceptance line.

4.The employment of Employees who submit elections that are not accepted by the Company will not be affected by their election to resign.

Exhibit A-1

D.The Retirement Date for most Designated Employees will be either October 26, 2012 or December 15, 2012 (Designated Employee will note which Retirement Date is preferred on the signed election form (Exhibit “I”)). Designated Employees whose election to resign are accepted by the Company will receive a Separation Agreement, including a General Release (“Separation Agreement”) from the Company on or about his or her Retirement Date. These Designated Employees will be required to submit their duly executed Separation Agreements to the Chief Administrative Officer within forty-five (45) days of when they receive it (unless the Company agrees in writing to provide additional time to execute the Separation Agreement) in order to receive separation pay and other benefits.

1.If a Designated Employee does not timely submit a duly executed Separation Agreement: (a) the Designated Employee will not be classified “Voluntarily Retired” and will be ineligible for benefits hereunder, and (b) the Designated Employee's voluntary resignation election will remain in full force and effect.

2.If a Designated Employee timely revokes a Separation Agreement which has been submitted, in accordance with the terms of the Separation Agreement: (a) the Designated Employee will not be classified “Voluntarily Retired” and will be ineligible for benefits hereunder, and (b) the Designated Employee's voluntary resignation election will remain in full force and effect.

E.The eligible Designated Employees who (1) timely submit properly completed voluntary resignation elections that are accepted by the Company, (2) work up to and including October 26, 2012, December 15, 2012, or if required by the Chief Administrative Officer or Chief Executive Officer, no longer than through April 30, 2013, and (3) timely submit and do not revoke their Separation Agreement, will be designated by the Chief Administrative Officer as “Voluntarily Retired”, and may be eligible to receive benefits.1

F.The Retirement Date for Designated Employees who elect to resign under this Program shall be October 26, 2012 or December 15, 2012, unless extended, in the Company's sole discretion, in a writing by the Chief Administrative Officer or Chief Executive Officer, up to and including April 30, 2013. Email constitutes a writing for purposes of this requirement.

G.Employees who decide not to submit elections will not be treated in any adverse manner as the result of any such decision. However, such Employees will not be insulated from legitimate business decisions (including the termination of their employment) that may affect their employment in the same way as would have occurred in the absence of this Program.

H.This Program does not alter each Employee's right and management's right unilaterally to terminate employment at any time with or without cause.

I.This Program also applies to employees who are designated in writing as Designated Employees by the Chief Executive Officer under Section 2.4(b) of the Incentive Separation Plan. The time-periods under the Program that will apply to employees designated as Designated Employees by the Chief Executive Officer shall be as stated in a Supplemental Designated Employee Voluntary Election Form (such as Exhibit II) that will be provided to them by the Company, with their written designation. Other than the change in applicable time-periods, all other terms as specified in this Program shall apply.
___________________
1 However, if the Chief Administrative Officer or Benefits Committee determines that any Designated Employee is terminated for cause as defined in the Incentive Separation Plan, or the Benefits Committee determines that any Designated Employee is

Exhibit A-2

eligible to receive severance benefits other than under the Incentive Separation Plan or is otherwise ineligible under the Incentive Separation Plan, that Designated Employee shall not be eligible for benefits.

III.	Employee Benefits, Bonus and LTCP

A.Separation Pay

Designated Employees classified “Voluntarily Retired” will be provided with Incentive Separation Pay out of the general assets of the Company under the Incentive Separation Plan.

B.Bonus, Long Term Compensation Program and Discretionary RSU Awards

Designated Employees classified “Voluntarily Retired” will receive program benefits as provided in Exhibit III.

C.Group Insurance

Health and dental benefits continuation is available after resignation under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) if a Designated Employee is entitled to such continuation under COBRA. All other Company paid group insurance will end automatically on each Designated Employee's Retirement Date. This includes life insurance, disability, accidental death and coverage.
The terms of benefits coverage will be determined in accordance with the terms of the relevant plans.
D.Other Benefits

Outplacement services will be provided, as determined by the Company, in its sole discretion.
All other benefits will cease on the Designated Employee's Retirement Date, in accordance with the Company's usual practice, including all contributions to the 401(k) Plan.
THIS PROGRAM IS NOT A CONTRACT
AND MAY BE MODIFIED OR TERMINATED
BY THE COMPANY AT ANY TIME

Exhibit A-3

EXHIBIT I
VOLUNTARY ELECTION

Employee Name:
	First	Middle	Last

1.
I understand that I may become eligible to receive benefits and additional consideration under the InterDigital Designated Employee Incentive Separation Pay Plan (“Incentive Separation Plan”) and Voluntary Early Retirement Program for Designated Employees (“Voluntary Retirement Program”) if I resign voluntarily by submitting this form and complying with the terms and conditions of the Incentive Separation Plan and the Voluntary Retirement Program.

2.
I understand that if I do not submit this election and my employment is subsequently terminated, I may be eligible to receive separation pay under the InterDigital Severance Pay Plan (“Regular Severance Plan”).

3.
I acknowledge that the Incentive Separation Plan and Regular Severance Plan have been explained to me to my satisfaction, a copy of each has been provided to me, and I have been advised in writing to consult with an attorney before signing this election or the General Release.

4.
I understand that by signing and submitting this election, I am irrevocably resigning from my employment. However, if the election is not accepted by the Company on or before October 19, 2012, the election to resign shall not be effective.

5.
In order to be eligible for benefits and other consideration under the Incentive Separation Plan and Voluntary Retirement Program, I understand that I must: (a) sign this election and provide it to the Chief Administrative Officer so that it is received by the close of business on October 12, 2012; (b) work up to and including October 26, 2012 or December 15, 2012, or some date no later than April 30, 2013 if required in writing (including email) by the Chief Administrative Officer or Chief Executive Officer; and (c) duly execute the Separation Agreement, including General Release (“Separation Agreement”) within 45 days of receipt from the Company, promptly provide it to the Chief Administrative Officer and not revoke the Agreement.

6.
I understand and agree that by signing and submitting this election, the effective date of my resignation will be October 26, 2012 or December 15, 2012, as I elect below, or if required by the Chief Administrative Officer or Chief Executive Officer (in writing, including by email) a date no later than April 30, 2013.

7.
I understand that I am under no obligation whatsoever to elect to resign. My rejection of the opportunity to submit this election will not adversely affect my future employment with the Company. However, I will be subject to business decisions that may affect my employment in the same manner as I would be in the absence of the option to resign in exchange for benefits and other consideration under the Incentive Separation Plan and the Voluntary Retirement Program.

Exhibit I-1

8.	Once I submit my election to resign, my resignation will be irrevocable by me, even if I do not execute a Separation Agreement or if I execute and later revoke a Separation Agreement.

9.	No representations have been made to me about my prospects for future employment with or termination from the Company and I understand that no one is authorized to make such representations.

10.	I am signing this election form voluntarily and of my own free will.

I request the effective date of my voluntary resignation to be:
☐ October 26, 2012
☐ December 15, 2012

Employee Signature	Date

Witness	Date

TO BE COMPLETED BY COMPANY ONLY

Received by:
Date
Accepted	_________________________________	______________________
	Chief Administrative Officer	Date
Voluntarily Retired
	Chief Administrative Officer	Date

Exhibit I-2

EXHIBIT II
SUPPLEMENTAL DESIGNATED EMPLOYEE VOLUNTARY ELECTION
VOLUNTARY ELECTION

Employee Name:
	First	Middle	Last

1.
I understand that I may become eligible to receive benefits and additional consideration under the InterDigital Designated Employee Incentive Separation Pay Plan (“Incentive Separation Plan”) and Voluntary Early Retirement Program for Designated Employees (“Voluntary Retirement Program”) if I resign voluntarily by submitting this form and complying with the terms and conditions of the Incentive Separation Plan and the Voluntary Retirement Program.

2.
I understand that if I do not submit this election and my employment is subsequently terminated, I may be eligible to receive severance pay under the InterDigital Severance Pay Plan (“Regular Severance Plan”).

3.
I acknowledge that the Incentive Separation Plan and Regular Severance Plan have been explained to me to my satisfaction, a copy of each has been provided to me, and I have been advised in writing to consult with an attorney before signing this election or the General Release.

4.
I understand that by signing and submitting this election, I am irrevocably resigning from my employment. However, if the election is not accepted by the Company on or before ____________________, the election to resign shall not be effective. If I submit this election, I will be informed on or before _____________ whether my election has been accepted.

5.
In order to be eligible for benefits and other consideration under the Incentive Separation Plan and Voluntary Retirement Program, I understand that I must: (a) sign this election and provide it to the Chief Administrative Officer so that it is received by the close of business on ________________; (b) work up to and including ______________________, or some date no later than April 30, 2013 if required in writing (including email) by the Chief Administrative Officer or Chief Executive Officer; and (c) duly execute the Separation Agreement, including General Release (“Separation Agreement”) within 45 days of receipt from the Company, promptly provide it to the Chief Administrative Officer and not revoke the Agreement.

6.
I understand and agree that by signing and submitting this election, the effective date of my resignation will be ________________, or if required by the Chief Administrative Officer or Chief Executive Officer (in writing, including by email) a date no later than April 30, 2013.

7.
I understand that I am under no obligation whatsoever to elect to resign. My rejection of the opportunity to submit this election will not adversely affect my future employment with the Company. However, I will be subject to business decisions that may affect my employment in the same manner as I would be in the absence of the option to resign in exchange for benefits and other consideration under the Incentive Separation Plan and the Voluntary Retirement Program.

8.	Once I submit my election to resign, my resignation will be irrevocable by me, even if I do not execute a Separation Agreement or if I execute and later revoke a Separation Agreement.

Exhibit II-1

9.	No representations have been made to me about my prospects for future employment with or termination from the Company and I understand that no one is authorized to make such representations.

10.	I am signing this election form voluntarily and of my own free will.

Employee Signature	Date

Witness	Date

TO BE COMPLETED BY COMPANY ONLY

Received by:
Date
Accepted	_________________________________	______________________
	Chief Administrative Officer	Date
Voluntarily Retired
	Chief Administrative Officer	Date

Exhibit II-2

EXHIBIT III

Standard STIP, LTCP and Discretionary RSU Award Benefits	Voluntary Early Retirement Program Benefits for STIP, LTCP and Discretionary RSU Awards (for those “Voluntary Retired”)
Age plus Years of Service equals 70 or greater Last day of employment (retire) before 12/31/2012

LTCP:

RSU Program: a pro-rata portion (using your last day of employment as the vesting date) of any outstanding RSUs will vest immediately upon retirement.

LTIP:

1/1/2010 - 12/31/2012 LTIP Award
: Remain eligible to earn pro-rata portion of any LTIP award that may result from this Cycle, payable at the time any payout is made.

1/1/2011 - 12/31/2013 LTIP Award: Remain eligible to earn a pro-rata portion of any LTIP award that may result from this Cycle, payable at the time any payout is made.

1/1/2012 - 12/31/2014 LTIP Award: Any LTIP award is forfeited.

2012 STIP - Forfeited if not employed at time of payout.

Other outstanding RSUs: Pursuant to the terms and conditions of any Discretionary Awards, a pro-rata portion of any outstanding time-based RSUs will vest upon retirement.

LTCP:

RSU Program: a pro-rated portion (as if worked through 12/31/2012) of any outstanding time-based RSUs will vest upon your Retirement Date. Vested RSUs will be released within 60 days of your Retirement Date.

LTIP[2]:

1/1/2010 - 12/31/2012 LTIP Award
: 85% of Target, fully vested, paid within 60 days of your Retirement Date but no later than January 15, 2013.

1/1/2011 - 12/31/2013 LTIP Award: 75% of Target, pro-rated (as if worked through 12/31/2012), paid within 60 days of your Retirement Date.

1/1/2012 - 12/31/2014 LTIP Award: 50% of Target, pro-rated (as if worked through 12/31/2012), paid within 60 days of your Retirement Date.

2012 STIP - Full payout of your of 2012 Target Bonus, paid within 60 days of your Retirement Date but no later than January 15, 2012.

Other outstanding RSUs: Pursuant to the terms and conditions of any Discretionary Awards, a pro-rata portion of any outstanding time-based RSUs will vest upon retirement. No additional enhancement provided.

____________________________________________
2Any special enhancements to an LTIP Award are not further enhanced under this Program and remain subject to the terms and conditions of the LTCP.

Exhibit III-1

Standard STIP, LTCP and Discretionary RSU Award Benefits	Voluntary Early Retirement Program Benefits for STIP, LTCP and Discretionary RSU Awards (for those “Voluntary Retired”)
Age plus Years of Service equals 70 or greater Last day of employment (retire) on or after 12/31/2012

LTCP:

RSU Program: a pro-rata portion (based on your last day of employment) of any outstanding RSUs will vest immediately upon retirement.

LTIP:

1/1/2010 - 12/31/2012 LTIP Award: Receive a fully vested portion of any LTIP award that may result from this Cycle, payable at the time any payout is made.

1/1/2011 - 12/31/2013 LTIP Award: Remain eligible to earn a pro-rata portion of any LTIP award that may result from this Cycle, payable at the time any payout is made.

1/1/2012 - 12/31/2014 LTIP Award: Remain eligible to earn a pro-rata portion of any LTIP award that may result from this Cycle, payable at the time any payout is made.

1/1/2013 - 12/31/2015 LTIP Award: Any LTIP award is forfeited.

2012 STIP - Forfeited if not employed at time of payout.

2013 STIP - Forfeited if not employed at time of payout.

Other outstanding RSUs: Pursuant to the terms and conditions of any Discretionary Award, a pro-rata portion of any outstanding time-based RSUs will vest upon retirement.

LTCP:

RSU Program:  a pro-rated portion (based on your actual Retirement Date) of any outstanding time-based RSUs will vest upon your Retirement Date. Vested RSUs will be released within 60 days of your Retirement Date.

LTIP[3]:

1/1/2010 - 12/31/2012 LTIP Award: 85% of Target, fully vested, will be paid on January 15, 2013.

1/1/2011 - 12/31/2013 LTIP Award: 75% of Target, pro-rated (based on your actual Retirement Date), paid within 60 days of your Retirement Date.

1/1/2012 - 12/31/2014 LTIP Award: 50% of Target, pro-rated (based on your actual Retirement Date), paid within 60 days of your Retirement Date.

Note: It is anticipated that the Compensation Committee will not grant any “Voluntary Retired” employees a 1/1/2013 - 12/31/2015 Award.

2012 STIP - Full payout of your of 2012 Target Bonus will be paid on January 15, 2012.

2013 STIP - a pro-rated portion (based on your actual Retirement Date) of your 2013 Target Bonus will be paid within 60 days of your Retirement Date.

Other outstanding RSUs: Pursuant to the terms and conditions of any Discretionary Award, a pro-rata portion of any outstanding time-based RSUs will vest upon retirement. No additional enhancement provided.

____________________________________________
3Any special enhancements to an LTIP Award are not further enhanced under this Program and remain subject to the terms and conditions of the LTCP.

Exhibit III-2

Standard STIP, LTCP and Discretionary RSU Award Benefits	Voluntary Early Retirement Program Benefits for STIP, LTCP and Discretionary RSU Awards (for those “Voluntary Retired”)
Age plus Years of Service equals 60 through 69 Last day of employment before 12/31/2012

LTCP:

Your participation in the LTCP will cease effective as of your last day of employment and all awards are forfeited.

2012 STIP - Forfeited if not employed at time of payout.

Other outstanding RSUs: Forfeited if not employed through vesting date.

LTCP:

RSU Program: a pro-rated portion (as if worked through 12/31/2012) of any outstanding time-based RSUs will vest upon your Retirement Date. Vested shares will be released within 60 days of your Retirement Date.

LTIP[4]:

1/1/2010 - 12/31/2012 LTIP Award: 85% of Target, fully vested, paid within 60 days of your Retirement Date but no later than January 15, 2013.

1/1/2011 - 12/31/2013 LTIP Award: 75% of Target, pro-rated (as if worked through 12/31/2012), paid within 60 days of your Retirement Date.

1/1/2012 - 12/31/2014 LTIP Award: 50% of Target, pro-rated (as if worked through 12/31/2012), paid within 60 days of your Retirement Date.

2012 STIP - Full payout of your of 2012 Target Bonus, paid within 60 days of your Retirement Date but no later than January 15, 2012.

Other outstanding RSUs: Forfeited if not employed through vesting date.

_______________________
4 Any special enhancements to an LTIP Award are not further enhanced under this Program and remain subject to the terms and conditions of the LTCP.

Exhibit III-3

Standard STIP, LTCP and Discretionary RSU Award Benefits	Voluntary Early Retirement Program Benefits for STIP, LTCP and Discretionary RSU Awards (for those “Voluntary Retired”)
Age plus Years of Service equals 60 through 69 Last day of employment on or after 12/31/2012

LTCP:

Your participation in the LTCP will cease effective as of your last day of employment and all awards are forfeited.

2012 STIP - Forfeited if not employed at time of payout.

2013 STIP - Forfeited if not employed at time of payout.

Other outstanding RSUs: Forfeited if not employed through vesting date.

LTCP:

RSU Program: a pro-rated portion (based on your actual Retirement Date) of any outstanding time-based RSUs will vest upon your Retirement Date. Vested RSUs will be released within 60 days of your Retirement Date.

LTIP[5]:

1/1/2010 - 12/31/2012 LTIP Award: Fully vested portion of any LTIP will be paid on January 15, 2013.

1/1/2011 - 12/31/2013 LTIP Award: 75% of Target, pro-rated (based on your actual Retirement Date), paid within 60 days of your Retirement Date.

1/1/2012 - 12/31/2014 LTIP Award: 50% of Target, pro-rated (based on your actual Retirement Date), paid within 60 days of your Retirement Date.

Note: It is anticipated that the Compensation Committee will not grant any “Voluntary Retired” employees a 1/1/2013 - 12/31/2015 Award.

2012 STIP - Full payout of your of 2012 Target Bonus will be paid on January 15, 2012.

2013 STIP - Pro-rata portion (based on your actual Retirement Date) of your 2013 Target Bonus, paid within 60 days of your Retirement Date.

Other outstanding RSUs: Forfeited if not employed through vesting date.

_______________________
5 Any special enhancements to an LTIP Award are not further enhanced under this Program and remain subject to the terms and conditions of the LTCP.

Exhibit III-4

EXHIBIT B
SAMPLE-THIS DOCUMENT MAY NOT BE SIGNED
If eligible, you will receive a Separation Agreement and General Release on or after your Retirement Date
______________ __, 2012
ADDRESS
Re:    Separation Agreement and General Release
Dear_______,
You have elected to voluntarily resign from your employment with InterDigital Communications, LLC (“InterDigital”) and/or all of its Related Entities, as defined in Section 3(c) herein (collectively, "the Company"), which shall be effective _________________, 201_ (the "Retirement Date") pursuant to the terms and conditions of the Voluntary Early Retirement Program.
In order to receive the payments and benefits described in Paragraph 2, you must sign and not revoke this Separation Agreement, which includes a General Release (the "Separation Agreement"). (See Paragraph 20 below for what it means to revoke this Separation Agreement.) The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Separation Agreement.
This Separation Agreement is a very important legal document. I encourage you to read it carefully and make certain that you understand and agree with it before you sign it. You may consider for forty-five (45) days whether you wish to sign this Separation Agreement. Because this is a legal document, you are encouraged to review the proposed Separation Agreement with your attorney.
1.General Terms of Retirement. As noted above, whether or not you sign this Separation Agreement:

(a)Pursuant to your voluntary election to retire pursuant to the terms of the Voluntary Early Retirement Program, your last day of employment will be ____________, 201_. You will be paid for all time worked up to and including your last day of employment.

(b)You will be paid for accrued but unused Paid Time Off (PTO) on the next regular pay period following payroll's receipt of your final timesheet, in accordance with Company policy.

(c)Your eligibility to participate in Company sponsored medical, dental and/or vision insurance plans as an employee of the Company will cease effective your Retirement Date. However, you will be eligible to continue such benefits, at your sole expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to COBRA's terms, conditions and restrictions.

(d)Your participation in all other Company sponsored group benefits including group life, disability and accidental death and dismemberment coverage will cease effective your Retirement Date. However, you may be eligible to convert your life insurance coverage to a private policy, at your sole expense, subject to the insurer's terms, conditions and restrictions. If you wish to convert your life insurance policy to a private policy, please contact Human Resources to receive the appropriate paperwork.

Exhibit B-1

(e)You are required to comply with Paragraphs 6, 7 and 8 below.

(f)Your participation in the Company's 401(k) Savings Plan shall cease effective your Retirement Date. You will receive detailed information from the Company's 401(k) Plan provider (Diversified Investment Advisors) regarding your 401(k) Plan fund status and disbursement options.

(g)Your participation in the Company's Flexible Reimbursement Plan (if you are an active participant) will cease effective your Retirement Date. You will have a set amount of time following your last day of employment to submit claims for reimbursement under this Plan. Details will be provided by Human Resources.

(h)Your participation in the InterDigital Long Term Compensation Program (“LTCP”) will cease effective your Termination Date.

(i)You remain legally bound by and must comply with the terms, conditions and restrictions of the Non-Disclosure and Assignment of Ideas Agreement dated (“Non-Disclosure Agreement”), executed as a condition of your employment, and as may have been amended from time to time.

2.Separation Pay and Other Benefits. If you sign and do not revoke this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Separation Agreement, the Company will do the following:

(a)Pay you Incentive Separation Pay under the InterDigital Designated Employee Separation Pay Plan, consisting of:

(1)    Fifty Two (52) Weeks of salary at the your base rate as of your
Retirement Date, and
(2)    An amount equal to the monthly contribution that the Company pays on your behalf for health insurance coverage (medical and dental) in effect as of ___________ __, 2012, multiplied by twenty four (24). Such amount shall be “grossed up” as described in the Incentive Separation Plan. This payment shall be in the amount of $____________________.
The Incentive Separation Pay will be paid in a single lump-sum payment, less withholding of all applicable federal, state, and local taxes and other deductions required by law, and subject to the terms and conditions of the InterDigital Designated Employee Incentive Separation Pay Plan (“the Incentive Separation Plan”).
If your Retirement Date is on or before October 31, 2012: Such lump sum payment shall be made as soon as practicable within sixty (60) calendar days following your Retirement Date, after this Agreement becomes effective; and
If your Retirement Date is on or after November 1, 2012: Such lump sum payment shall be made as soon as practicable following your Retirement Date, but in no event prior to January 1, 2013 ( and no later than March 15 of the year following the year in which the Retirement Date occurs), after this Agreement becomes effective.

Exhibit B-2

(b)[describe additional bonus or LTCP consideration as applicable]

(c)Provide you with outplacement services, if desired, which services shall be as determined by InterDigital in its sole discretion, payable directly to the provider selected by the Company.

(d)You will not be eligible for payments and other benefits described in this Paragraph 2 if you revoke this Agreement on a timely basis in accordance with Paragraph 20 below. You will not be eligible for payments and other benefits described in Paragraph 2 until the Company has received a signed copy of this Agreement that has been timely executed; and (ii) you have returned all Company property and documents in accordance with Paragraph 8 below.

3.General Release.
(a)In exchange for the Company's payments and other benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)By agreeing to this General Release, you are waiving, any and all Claims that can be waived to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(1)any Claims having anything to do with your employment with the Company;

(2) any Claims having anything to do with the termination of your employment with the Company;

(3)any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind;

(4)any Claims for reimbursement of expenses of any kind;

(5)any Claims for attorneys' fees, costs or expenses;

(6)any Claims arising under the Employee Retirement Income Security Act ("ERISA");

(7)any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information, predisposing genetic characteristics, or any other factor protected by Federal, State or Local law as enacted or amended, (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Pennsylvania Human Relations Act, the Delaware Discrimination in Employment Act, the New York State Human Rights Law and any Claims for retaliation under any of the foregoing laws;

Exhibit B-3

(8)any Claims regarding leaves of absence, including, but not limited to, any Claims under the Family and Medical Leave Act;

(9)any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(10)any Claims arising under the Uniformed Services Employment and Reemployment Rights Act ("USERRA") or any state law governing military leave;

(11)any Claims under the Worker Adjustment and Retraining Notification Act (“WARN”);

(12)any Claims for violation of public policy;

(13)any whistleblower or retaliation Claims;

(14)any Claims for emotional distress or pain and suffering;

(15)any Claims arising under the Sarbanes-Oxley or the Frank-Dodd Act; and

(16)any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

(c)The term “Releasees” includes: InterDigital Communications, LLC, all of its Related Entities, and each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, members, benefit plan fiduciaries and agents, and all of their respective successors and assigns. For purposes of this Agreement, “Related Entities” of InterDigital Communications, LLC shall include, but not be limited to, InterDigital, Inc. and any and all direct or indirect, past, present or future parent and/or subsidiaries of InterDigital, Inc. and its/their respective and/or affiliated entities).

(d)It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

4.Non-Released Claims. The General Release in Paragraph 3 above does not apply to:

(a)Any Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;

(b)Any Claims to require the Company to honor its commitments set forth in this Agreement;

(c)Any Claims to interpret or to determine the scope, meaning enforceability or effect of this Agreement;

(d)Any Claims that arise after you have signed this Agreement;

Exhibit B-4

(e) Any Claims for worker's compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a General Release.

5.Adequacy of Consideration. You acknowledge and agree that the Company's payments and other benefits under Paragraph 2 above constitute adequate consideration in support of your General Release in Paragraph 3 above, fully compensate you for the Claims you are releasing and are not required by any policy, plan or agreement. For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

6.Prohibition on Your Using or Disclosing Certain information. Regardless of whether you sign this Agreement, you are prohibited from using or disclosing confidential and/or proprietary information which you created or acquired in the course of your employment with the Company and which is not generally known by or readily accessible to the public (the "Confidential Information"). This Confidential Information includes but is not limited to: information regarding the Company's sales, marketing information and techniques, business plans, financial data, trade secrets and intellectual property (including without limitation any technical information, hardware, software, algorithms, source code, object code, drawings, sketches, designs, processes, procedures, formulae, data, reports, computer programs, charts, improvements and any other technical information or knowledge relating to the development, design and implementation of the Company's products and services), pricing lists, supplier lists and other confidential supplier data, customer lists and other confidential customer data, and any other information or knowledge concerning the Company and its business or others that the Company does business with, that is not otherwise publicly available. Further, you hereby agree to execute any further documents or instruments necessary or desirable for Company patent prosecution, as requested by the Company from time to time. You are reminded of you obligations under your Non-Disclosure and Assignment of Ideas Agreement, executed as a condition of your employment, and as may have been amended from time to time. By signing this Agreement, you re-affirm your obligations under that Non-Disclosure and Assignment of Ideas Agreement, a copy of which was provided to you on your Retirement Date.
7.Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information which you acquired or created in the course of your employment, you must notify immediately, in writing, via facsimile (610-878-7843), via certified mail or via overnight mail, the Company's General Counsel at the following address: 220 Bellevue Parkway, Wilmington, DE or by calling him immediately at the following phone number: 302-281-3600. Any and all documents (written or electronic) in your possession or control relating to the request or demand shall be included with the notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This provision covers, but is not limited to, requests or demands in connection with judicial, administrative, arbitration and all other adversarial proceedings. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the General Counsel. The foregoing shall not prohibit you from complying with legal process when, by way of example, the Company fails to obtain a protective order prohibiting disclosure or production of documents.

8.Company Property and Documents. Regardless of whether you sign this Agreement and as a condition precedent to receiving the payments and other benefits set forth in Paragraph 2 above, you

Exhibit B-5

must return to the Company, retaining no copies, (i) all Company property (including but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and print-outs) and (ii) all Confidential Information, Company documents (including but not limited to, all hard copy, electronic and other files, forms, lists, charts photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc), manuals, engineering notebooks, customer information and any other Company property and information either in printed or electronic format which you obtained as a result of or in connection with your employment by the Company. Further, regardless of whether you sign this Agreement, you also must download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts.

9.Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Releasee (as defined above) and their respective products and services.

10.Confidentiality of this Agreement. You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse, domestic partner or immediate family member, (ii) to the extent required by law; (iii) in connection with any Claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; or (iv) to obtain confidential legal, tax or financial advice with respect thereto.

11.No Right to Future Employment. You agree and acknowledge that you have no right or entitlement to future employment with the Company.

12.Retained Rights.

(a)Nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with or provide information to any government agency or commission, provided that you comply with paragraph 7 above, if applicable.

(b)Further, the General Release in paragraph 3 does not prevent you from contacting or filing a charge with any federal, state or local government agency or commission. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any Charge you may file or which may be filed on your behalf.

13.References. You agree that you will direct any and all prospective employers seeking a reference to contact only persons employed in the Company's Human Resources Department. The Human Resources Department shall provide a neutral reference only, stating dates of employment and position held and that it is the Company's general policy to provide only this limited information. However, if you supply the potential employer with your base salary as of your last day of employment, the Company will confirm or deny the accuracy of the statement which you provide to them.

Exhibit B-6

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to conflicts of law principles.

15.Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee. Rather, this Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

16.Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any section or part or subpart of any section in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the section or part or subpart of the section as necessary to make it enforceable and the section or part or subpart of the section shall then be enforceable in its/their narrowed form. Moreover, each section or part or subpart of each section in this Agreement is independent of and severable (separate) from each other. In the event that any section or part or subpart of any section in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected section or part or subpart of such section shall be stricken from the Agreement, and the remaining sections or parts or subparts of such sections of this Agreement shall remain in full, force and effect.

17.Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except your Non-Disclosure and Assignment of Ideas Agreement, executed as a condition of your employment, and which may have been amended from time to time, which shall remain in full force and affect. This Agreement may not be modified or amended other than by an agreement in writing signed by you and the Company.

18.Acknowledgement. You acknowledge and agree that, subsequent to your last day of employment, you are not eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments owed to you pursuant to Paragraph 1 which shall be paid to you regardless of whether you sign this Agreement.

19.Representations. You agree and represent that:

(a)You have read carefully the terms of this Agreement, including the General Release;

(b)You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c)You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)You were given forty-five (45) days to determine whether you wished to sign this Agreement, including the General Release;

(e)Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

Exhibit B-7

(f)No promise or inducement not expressed in this Agreement has been made to you;

(g)You understand that you are waving your Claims as set forth in Paragraph 3 above, including, but not limited to, any Claims for age discrimination under the Age Discrimination and Employment Act; and

(h)You have adequate information to make a knowing and voluntary waiver of any and all claims set forth in Paragraph 3 above.

20.Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) calendar days ("Revocation Period"). The Agreement shall not be effective until after the Revocation Period has expired without an effective revocation by you. To revoke this Agreement, you send a letter clearly revoking this Agreement to the General Counsel of the Company via fax, confirmed receipt to ______________________, or overnight mail, signature required, at the address specified in Paragraph 7 above. The letter must be post-marked prior to the end of the Revocation Period. If the Revocation Period ends on a Sunday or federal holiday, then it shall be extended through the following business day. If you effectively revoke this Agreement pursuant to this Section, you shall not be eligible for the payments and other benefits set forth in Paragraph 2.

21.Offer Expiration Date. As noted above, you have 45 days to decide whether you wish to execute this Agreement. If you do not sign this Agreement on or before ___________, 2012, then this offer shall expire and you will not be eligible for the payments and other benefits set forth in Paragraph 2.

22.     Attachments. Attached to this Agreement as Exhibit “__” is information you may wish to consider in deciding whether to sign this Separation Agreement and General Release. If you have any questions about Exhibit “__,” please let me know.
If you agree to the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General release, and return the signed Agreement to me.
Sincerely,
Gary D. Isaacs
Chief Administrative Officer

Exhibit B-8

Employee Signature	Date

Witness	Date

Exhibit B-9